Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Acorda Therapeutics, Inc.:

                   We consent to the incorporation by reference in the registration statements (Nos. 333-164626, 333-158085, 333-131846 and 333-149726) on Form S-8 and in the registration statements (Nos. 333-164312, and 333-152826) on Form S-3 of Acorda Therapeutics, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Acorda Therapeutics, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Acorda Therapeutics, Inc.

/s/ KPMG LLP
KPMG LLP

Short Hills, New Jersey
March 1, 2011